Exhibit 99.1

Hologic Announces Financial Results for Fourth Quarter of Fiscal 2025

– Revenue of $1,049.5 Million Grows 6.2% --

-- GAAP Diluted EPS of $0.83 Increases 9.2%, Non-GAAP Diluted EPS of $1.13 Up 11.9% –

MARLBOROUGH, Mass. (November 3, 2025) – Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal fourth quarter ended September 27, 2025. The Company reported revenue of $1,049.5 million, GAAP diluted EPS of $0.83, and non-GAAP diluted EPS of $1.13.

Highlights
•
On October 21, 2025, the Company announced it had entered into a definitive agreement to be acquired by funds managed by Blackstone and TPG in a transaction valued at up to $79 per share (the “Proposed Transaction”).

•	Revenue of $1,049.5 million increased 6.2% for the quarter, or 5.4% in constant currency.
•
Total organic revenue excluding COVID-19 and related revenue, the divested blood screening and SSI businesses, the acquired Gynesonics business, and the acquired Endomagnetics business for July increased 6.2%, or 5.4% on a constant currency basis.

•	GAAP diluted EPS of $0.83 for the quarter increased 9.2%. Non-GAAP EPS of $1.13 increased 11.9%.
•
Diagnostics revenue of $454.1 million increased 2.4%, or 1.5% in constant currency, driven primarily by higher core U.S. molecular diagnostics sales, partially offset by lower sales of COVID-19 assays and lower sales in China.

•	Excluding COVID-19 and related revenue, organic diagnostics sales grew 5.4%, or 4.4% on a constant currency basis.
•	Molecular diagnostics revenue increased 1.2%, or 0.4% in constant currency, driven primarily by higher sales of the Company’s BV CV/TV and Panther Fusion assays.
•	Excluding COVID-19 and related revenue, molecular diagnostics revenue grew 5.3%, or 4.5% on a constant currency basis.
•
Breast Health revenue of $393.7 million increased 4.8%, or 4.2% in constant currency, driven primarily by strong sales of interventional products, the inclusion of Endomagnetics, and continued improvement in U.S. sales execution.

•	Organic breast health revenue, which excludes sales from the divested SSI business as well as July sales from the acquired Endomagnetics business, increased 3.3%, or 2.7% in constant currency.
•	Surgical revenue of $172.5 million grew 10.2%, or 9.5% in constant currency, driven primarily by increased sales of MyoSure and Fluent, and the acquired Gynesonics business.
•	Organic surgical revenue, which excludes sales from Gynesonics, increased 5.3%, or 4.5% in constant currency.
•	Cash flow from operations was $355.1 million in the fourth quarter.
•	The Company received FDA clearance and CE marking for its Panther Fusion Gastrointestinal Bacterial and Expanded Bacterial Assays.

Key financial results for the fiscal fourth quarter are shown in the table below.

	GAAP			Non-GAAP
	Q4’25	Q4’24	Change Increase (Decrease)	Q4’25	Q4’24	Change Increase (Decrease)
Revenue	$1,049.5	$987.9	6.2%	$1,049.5	$987.9	6.2%
Gross margin	55.6%	56.5%	(90 bps)	60.9%	61.5%	(60 bps)
Operating expenses	$346.5	$327.6	5.8%	$311.9	$311.0	0.3%
Operating margin	22.6%	23.3%	(70 bps)	31.2%	30.0%	120 bps
Net margin	17.9%	18.1%	(20 bps)	24.3%	24.0%	30 bps
Diluted EPS	$0.83	$0.76	9.2%	$1.13	$1.01	11.9%

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Organic revenues for the fiscal fourth quarter exclude the divested blood screening and SSI ultrasound imaging businesses, as well as the acquired Endomagnetics business for July (included in interventional breast solutions) and the acquired Gynesonics business (included in GYN surgical). Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

			Increase (Decrease)
$ in millions	Q4’25	Q4’24	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology and perinatal	$123.1	$116.5	5.7%	4.1%	5.2%	6.5%	2.5%
Molecular diagnostics	$323.1	$319.3	1.2%	0.4%	0.8%	2.5%	(1.1%)
Blood screening	$7.9	$7.5	5.3%	5.3%	5.3%	N/A	N/A
Total diagnostics	$454.1	$443.3	2.4%	1.5%	1.9%	4.1%	0.3%
Organic diagnostics ex. COVID-19	$417.1	$395.8	5.4%	4.4%	5.5%	5.2%	1.2%
Organic molecular ex. COVID-19	$294.0	$279.3	5.3%	4.5%	5.6%	4.1%	0.3%

Breast health
Breast imaging	$291.5	$293.4	(0.6%)	(1.2%)	0.7%	(5.7%)	(8.2%)
Interventional breast solutions	$102.2	$82.1	24.5%	23.7%	24.5%	24.9%	21.1%
Total breast health	$393.7	$375.5	4.8%	4.2%	5.9%	1.4%	(1.5%)
Organic breast health	$387.5	$375.2	3.3%	2.7%	4.6%	(1.2%)	(3.9%)
Organic interventional	$96.1	$82.1	17.1%	16.4%	18.4%	12.8%	9.8%

GYN surgical	$172.5	$156.5	10.2%	9.5%	8.1%	16.2%	13.3%
Organic surgical	$164.8	$156.5	5.3%	4.5%	4.3%	8.2%	5.3%

Skeletal health	$29.2	$12.7	129.9%	128.1%	62.8%	359.4%	349.8%

Total	$1,049.5	$987.9	6.2%	5.4%	5.2%	9.4%	6.0%
Organic revenue (definition above)	$1,027.7	$980.1	4.9%	4.0%	4.1%	7.2%	3.9%
Organic revenue excluding COVID-19	$998.6	$940.1	6.2%	5.4%	5.7%	7.8%	4.4%

Other Financial Highlights

•	U.S. revenue of $784.4 million increased 5.2%. International revenue of $265.1 million increased 9.4%, or 6.0% in constant currency.
•
GAAP gross margin of 55.6% decreased (90) basis points, primarily due to expenses associated with closing the Manchester, England manufacturing facility, which manufactures certain molecular diagnostics products. Non-GAAP gross margin of 60.9% decreased (60) basis points, primarily due to product mix and increased tariff expenses.

•
GAAP operating margin of 22.6% decreased (70) basis points, primarily due to the inclusion of Gynesonics, increased transaction expenses, and impairment and restructuring charges. Non-GAAP operating margin of 31.2% increased 120 basis points, primarily due to increased leverage on operating expenses from revenue growth.

•
GAAP net income of $187.3 million increased 4.9%, while non-GAAP net income of $254.7 million increased 7.2%. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $347.0 million, an increase of 7.2%.

•	COVID-19 revenue, which consisted of COVID-19 assay revenue of $5.9 million and other COVID-19 related revenue of $23.2 million, decreased (27.3%), or (28.0%) in constant currency.
•
The Company ended the quarter with cash and cash equivalents of $1.96 billion and an adjusted net leverage ratio (net debt over adjusted EBITDA) of 0.4 times. In addition, the Company had short-term investments of $243 million.

•	Adjusted Return on Invested Capital (ROIC) was 13.9%, a decrease of (20) basis points compared to the prior year period.
•
Given Hologic’s agreement to be acquired by Blackstone and TPG, the Company is not providing annual or quarterly financial guidance for fiscal year 2026, and will not host a conference call to discuss its fourth quarter 2025 financial results.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID-19; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net income margin; non-GAAP EPS; adjusted EBITDA; adjusted net leverage ratio and adjusted ROIC. Organic revenue for the fiscal fourth quarter of 2025 excludes the divested Blood Screening and SSI ultrasound imaging businesses, the acquired Endomagnetics business for July and the acquired Gynesonics business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 revenues is organic revenue less COVID-19 assay revenue, COVID-19 related sales of instruments, collection kits and ancillaries, COVID-19 related revenue from Diagenode and Mobidiag, as well as COVID-19 related license revenue, and revenues from discontinued products in Diagnostics. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets; (ii) the impairment of goodwill and intangible assets and equipment, and charges for the purchase of intellectual property to be used in a development project that has no future alternative use; (iii) adjustments to record contingent consideration at fair value; (iv) charges to write-off inventory for a product line discontinuance; (v) restructuring charges, facility closure and consolidation charges (including accelerated depreciation), and costs incurred to integrate acquisitions (including retention, contract termination costs, legal and professional consulting services); (vi) transaction related expenses for acquisitions; (vii) the step-up to fair value for acquired inventory sold; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts to hedge operating results for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest income/expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its adjusted net leverage ratio as the principal amount of its debt net of cash and cash equivalents, divided by its adjusted EBITDA for the last four quarters. The Company defines its adjusted ROIC as its non-GAAP operating income for a trailing twelve months tax effected by its non-GAAP effective tax rate divided by the sum of its average net debt and stockholders’ equity, which is adjusted to exclude the after-tax effects of goodwill and intangible assets and equipment impairment charges.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items many of which can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the proposed acquisition of the Company by affiliates of Blackstone Inc. and TPG Capital. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include, without limitation: the development of new or improved competitive technologies and products and competition; the anticipated development of markets the Company sells its products into and the success of the Company’s products in these markets; the Company’s ability to predict accurately the demand for its products, and products under development and to develop strategies to address markets successfully; the anticipated performance and benefits of the Company’s products; the Company’s business strategies; the effect of consolidation in the healthcare industry; the ability to execute acquisitions and the impact and anticipated benefits of completed acquisitions and acquisitions the Company may complete in the future; the coverage and reimbursement decisions of third-party payors; the uncertainty of the impact of cost containment efforts and federal healthcare reform legislation on our business and results of operations; the guidelines, recommendations, and studies published by various organizations relating to the use of the Company’s products; the Company’s ability to obtain and maintain regulatory approvals and clearances for its products, including the implementation of the European Union Medical Device and In Vitro Diagnostic Regulation requirements, and maintain compliance with complex and evolving regulations and quality standards, as well as the uncertainty of costs required to obtain and maintain compliance with such regulatory and quality matters; the possibility that products may contain undetected errors or defects or otherwise not perform as anticipated; the impact and costs and expenses of investigative and legal proceedings and compliance risks the Company may be subject to now or in the future; potential negative impacts resulting from climate change or other environmental, social, and governance and sustainability related matters; the impact of future tax legislation; the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, such as inflation, bank failures, government shutdowns, rising interest rates and availability of capital markets, wars, conflicts, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and suppliers and on the Company’s business, financial condition, results of operations and cash flows and the Company’s ability to draw down its revolver; the effect of the worldwide political and social uncertainty and divisions, including the impact on trade regulations and tariffs, that may adversely impact the cost and sale of the Company’s products in certain countries, or increase the costs the Company may incur to purchase materials, parts and equipment from its suppliers; conducting business internationally; potential cybersecurity threats and targeted computer crime; the ongoing and possible future effects of supply chain constraints, including the availability of critical raw materials and components, as well as cost inflation in materials, packaging and transportation; the possibility of interruptions or delays at the Company’s manufacturing facilities, or the failure to secure alternative suppliers if any of the Company’s sole source third-party manufacturers fail to supply the Company; the ability to consolidate certain of the Company’s manufacturing and other operations on a timely basis and within budget, without disrupting the Company’s business and to achieve anticipated cost synergies related to such actions; the Company’s ability to meet production and delivery schedules for its products; the effect of any future public health pandemic or other crises, including the timing, scope and effect of U.S. and international governmental, regulatory, fiscal, monetary and public health responses to such crises; the ability to successfully manage ongoing organizational and strategic changes, including the Company’s ability to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the Company’s ability to protect its intellectual property rights; anticipated trends relating to the Company’s financial condition or results of operations, including the impact of interest rate and foreign currency exchange fluctuations; estimated asset and liability values; compliance with covenants contained in the Company’s debt agreements; the Company’s liquidity, capital resources and the adequacy thereof; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition of the Company by affiliates of Blackstone Inc. and TPG Capital that could delay the consummation of the Proposed Transaction or cause the parties to abandon the Proposed Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the Proposed Transaction; the possibility that the Company’s stockholders may not approve the Proposed Transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the Proposed Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Proposed Transaction; the risk that any announcements relating to the Proposed Transaction could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs or expenses resulting from the Proposed Transaction; the risk of any litigation relating to the Proposed Transaction; the risk that the Proposed Transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the risk that the holders of the contingent value rights in the Proposed Transaction (the “CVRs”) will receive less-than-anticipated payments with respect to the CVRs after the closing of the Proposed Transaction. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Hologic Annual Report on Form 10-K for the fiscal year ended September 28, 2024 filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by the Company from time to time with the SEC. These filings, when available, are available on the investor relations section of the Hologic website at https://investors.hologic.com or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based, except as required by law.

Additional Information and Where to Find It

In connection with the proposed acquisition of Hologic by affiliates of Blackstone Inc. and TPG Capital, Hologic will file with the SEC a Proxy Statement of Hologic (the “Proxy Statement”). Hologic plans to mail to its stockholders a definitive Proxy Statement in connection with the proposed transaction. HOLOGIC URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HOLOGIC, BLACKSTONE INC., TPG CAPITAL, THE PROPOSED TRANSACTION AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by Hologic with the SEC at the website maintained by the SEC at www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by Hologic with the SEC by accessing the investor relations section of Hologic’s website at https://investors.hologic.com or by contacting Hologic investor relations at investors@hologic.com or calling 858-410-8904.

Participants in the Solicitation

Hologic and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Hologic stockholders in connection with the proposed transaction. Information regarding the directors and executive officers of Hologic, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth (i) in Hologic’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, including under the headings “Proposal No. 1 - Election of Directors,” “Executive Officers,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Securities Ownership by Directors and Executive Officers” and “Certain Relationships and Related-Party Transactions,” which was filed with the SEC on January 16, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/859737/000114036125001287/ny20038205x1_def14a.htm, and (ii) to the extent holdings of Hologic’s securities by its directors or executive officers have changed since the amounts set forth in Hologic’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at EDGAR Search Results https://www.sec.gov/edgar/browse/?CIK=0000859737&owner=only. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Contacts:

Michael Watts
Corporate Vice President, Investor Relations
Michael.Watts@hologic.com
(858) 410-8514

Peter Sattler
Senior Manager, Investor Relations
Peter.Sattler@hologic.com
(858) 410-8423

SOURCE: Hologic, Inc.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Years Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Revenues:
Product	$835.1	$787.8	$3,256.1	$3,255.1
Service and other	214.4	200.1	844.4	775.2
Total revenues	1,049.5	987.9	4,100.5	4,030.3

Cost of revenues:
Product	329.8	292.3	1,246.4	1,206.2
Amortization of acquired intangible assets	41.2	45.5	176.5	180.5
Impairment of intangible assets	—	—	183.4	39.2
Service and other	95.0	92.4	376.3	376.6
Gross profit	583.5	557.7	2,117.9	2,227.8

Operating expenses:
Research and development	65.1	67.3	248.2	272.8
Selling and marketing	147.8	146.0	620.6	585.4
General and administrative	114.8	103.2	449.3	409.4
Amortization of acquired intangible assets	2.8	4.9	14.4	29.2
Impairment of intangible assets	5.0	—	42.5	5.6
Contingent consideration fair value adjustment	—	—	—	1.7
Restructuring charges	11.0	6.2	28.6	41.1
Total operating expenses	346.5	327.6	1,403.6	1,345.2

Income from operations	237.0	230.1	714.3	882.6
Interest income	19.0	28.4	74.4	108.7
Interest expense	(28.6)	(32.0)	(117.1)	(122.1)
Other income (expense), net	—	(4.9)	9.6	(4.1)

Income before income taxes	227.4	221.6	681.2	865.1
Provision for income taxes	40.1	43.0	115.5	75.6
Net income	$187.3	$178.6	$565.7	$789.5

Net income per common share:
Basic	$0.84	$0.76	$2.50	$3.35
Diluted	$0.83	$0.76	$2.49	$3.32

Weighted average number of shares outstanding:
Basic	224,252	233,772	226,156	235,723
Diluted	225,730	235,971	227,573	237,553

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 27, 2025	September 28, 2024
ASSETS

Current assets:
Cash and cash equivalents	$1,959.5	$2,160.2
Short-term investments	243.2	173.4
Accounts receivable, net	600.8	600.4
Inventory	679.4	679.8
Other current assets	185.2	209.5
Total current assets	3,668.1	3,823.3

Property, plant and equipment, net	559.6	537.8
Goodwill and intangible assets	4,229.7	4,287.7
Long-term investments	—	96.4
Other assets	557.5	410.8
Total assets	$9,014.9	$9,156.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2.9	$37.5
Accounts payable and accrued liabilities	774.6	786.8
Deferred revenue	199.7	212.9
Total current liabilities	977.2	1,037.2

Long-term debt, net of current portion	2,505.0	2,497.1
Deferred income taxes	43.4	59.4
Other long-term liabilities	441.4	432.3
Total stockholders' equity	5,047.9	5,130.0
Total liabilities and stockholders’ equity	$9,014.9	$9,156.0

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Years Ended
	September 27, 2025	September 28, 2024
OPERATING ACTIVITIES
Net income	$565.7	$789.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	108.9	99.3
Amortization of acquired intangible assets	190.9	209.7
Stock-based compensation expense	84.3	82.3
Deferred income taxes and other non-cash taxes	(141.6)	(72.1)
Intangible asset impairment charges	225.9	44.8
Other adjustments and non-cash items	43.4	47.6
Changes in operating assets and liabilities, excluding the effect of acquisitions and dispositions:
Accounts receivable	7.8	41.0
Inventory	(1.3)	(47.4)
Prepaid income taxes	20.1	(21.7)
Prepaid expenses and other assets	11.9	7.3
Accounts payable	(11.3)	22.2
Accrued expenses and other liabilities	(32.3)	73.4
Deferred revenue	(15.3)	9.3
Net cash provided by operating activities	1,057.1	1,285.2
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(321.5)	(297.3)
Sale of business, net of cash disposed	—	(31.3)
Purchases of available-for-sale securities	(146.9)	(267.7)
Maturities of available-for-sale securities	176.0	—
Capital expenditures	(58.8)	(72.4)
Increase in equipment under customer usage agreements	(78.2)	(57.8)
Strategic investments	(35.0)	(42.5)
Purchase of intellectual property	(15.4)	(10.0)
Other activity	(2.9)	(2.0)
Net cash used in investing activities	(482.7)	(781.0)
FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	1,161.0	—
Repayment of long-term debt	(1,197.5)	(287.5)
Payment of contingent consideration	(1.1)	(2.6)
Repurchases of common stock	(752.9)	(835.1)
Proceeds under employee stock plans	38.8	37.8
Payment of minimum tax withholdings on net share settlements of equity awards	(22.2)	(17.4)
Payments under finance lease obligations	(3.3)	(3.8)
Net cash used in financing activities	(777.2)	(1,108.6)
Effect of exchange rate changes on cash and cash equivalents	2.1	8.9
Net decrease in cash and cash equivalents	(200.7)	(595.5)
Cash and cash equivalents, beginning of period*	2,160.2	2,755.7
Cash and cash equivalents, end of period	$1,959.5	$2,160.2

*Includes $33.2 million of cash recorded in assets held-for-sale - current assets as of September 30, 2023.

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In millions, except earnings per share)

Reconciliation of GAAP Revenue to Organic Revenue

	Three Months Ended		Years Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Consolidated GAAP Revenue	$1,049.5	$987.9	$4,100.5	$4,030.3
Less: Blood Screening	(7.9)	(7.5)	(28.2)	(30.3)
Less: SSI	(0.1)	(0.3)	(0.8)	(2.6)
Less: Endomagnetics	(6.1)	—	(49.6)	—
Less: Gynesonics	(7.7)	—	(22.4)	—
Organic Revenue	$1,027.7	$980.1	$3,999.5	$3,997.4
Less: COVID-19 Assays	(5.9)	(15.2)	(39.8)	(78.6)
Less: COVID-19 Related Revenue*	(23.2)	(24.8)	(101.4)	(104.4)
Organic Revenue excluding COVID-19	$998.6	$940.1	$3,858.3	$3,814.4

*Revenues estimated to be related to COVID assay sales for instruments, collection kits and ancillaries.

	Three Months Ended		Years Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Gross Profit:
GAAP gross profit	$583.5	$557.7	$2,117.9	$2,227.8
Adjustments:
Amortization of acquired intangible assets (1)	41.2	45.5	176.5	180.5
Impairment of intangible assets (13)	—	—	183.4	39.2
Product line discontinuance (12)	—	—	—	7.1
Manufacturing facility closure (17)	14.4	—	14.4	—
Acquisition related expenses (2) (4)	—	4.3	8.9	4.3
Non-GAAP gross profit	$639.1	$607.5	$2,501.1	$2,458.9

Gross Margin Percentage:
GAAP gross margin percentage	55.6%	56.5%	51.6%	55.3%
Impact of adjustments above	5.3%	5.0%	9.4%	5.7%
Non-GAAP gross margin percentage	60.9%	61.5%	61.0%	61.0%

Operating Expenses:
GAAP operating expenses	$346.5	$327.6	$1,403.6	$1,345.2
Adjustments:
Amortization of acquired intangible assets (1)	(2.8)	(4.9)	(14.4)	(29.2)
Impairment of intangible assets (13)	(5.0)	—	(42.5)	(5.6)
Acquisition related expenses (4) (15)	(8.2)	(4.2)	(36.0)	(7.6)
Debt related expenses (18)	(2.2)	—	(2.2)	—
Contingent consideration adjustment (7)	—	—	—	(1.7)
Other charge (19)	(5.0)	—	(5.0)	—
Integration/consolidation costs (3)	(0.4)	(1.3)	(11.4)	(1.3)
Research and development asset charge (14)	—	—	—	(10.0)
Restructuring charges (3)	(11.0)	(6.2)	(28.6)	(41.1)
Non-GAAP operating expenses	$311.9	$311.0	$1,263.5	$1,248.7

Operating Margin:
GAAP income from operations	$237.0	$230.1	$714.3	$882.6
Adjustments to gross profit as detailed above	55.6	49.8	383.2	231.1
Adjustments to operating expenses as detailed above	34.6	16.6	140.1	96.5
Non-GAAP income from operations	$327.2	$296.5	$1,237.6	$1,210.2

Operating Margin Percentage:
GAAP income from operations margin percentage	22.6%	23.3%	17.4%	21.9%
Impact of adjustments above	8.6%	6.7%	12.8%	8.1%
Non-GAAP operating margin percentage	31.2%	30.0%	30.2%	30.0%

Pre-Tax Income:
GAAP pre-tax earnings	$227.4	$221.6	$681.2	$865.1
Adjustments to pre-tax earnings as detailed above	90.2	66.4	523.3	327.6
Debt extinguishment loss (6)	0.8	—	0.8	0.4
Other income (16)	—	(6.3)	—	(6.3)
Unrealized (gains) losses on forward foreign currency contracts (8)	(6.6)	14.1	(7.3)	20.1
Non-GAAP pre-tax income	$311.8	$295.8	$1,198.0	$1,206.9

Net Income:
GAAP net income	$187.3	$178.6	$565.7	$789.5
Adjustments:
Amortization of acquired intangible assets (1)	44.0	50.4	190.9	209.7
Impairment of intangible assets (13)	5.0	—	225.9	44.8
Restructuring and integration/consolidation costs (3)	11.4	6.5	40.0	41.4
Research and development asset charge (14)	—	—	—	10.0
Product line discontinuance (12)	—	—	—	7.1
Debt related expenses (6) (18)	3.0	—	3.0	0.4
Acquisition related expenses (2) (4) (15)	8.2	9.5	44.9	12.9
Contingent consideration adjustment (7)	—	—	—	1.7
Manufacturing facility closure (17)	14.4	—	14.4	—
Other charge (19)	5.0	—	5.0	—
Unrealized (gains) losses on forward foreign currency contracts (8)	(6.6)	14.1	(7.3)	20.1
Other income (16)	—	(6.3)	—	(6.3)
Worthless stock deduction (5)	—	—	—	(107.2)
Income tax related items (9)	3.3	(0.9)	9.9	14.7
Income tax effect of reconciling items (11)	(20.3)	(14.4)	(122.1)	(70.1)
Non-GAAP net income	$254.7	$237.5	$970.3	$968.7

Net Income Percentage:
GAAP net income percentage	17.9%	18.1%	13.8%	19.6%
Impact of adjustments above	6.4%	5.9%	9.9%	4.4%
Non-GAAP net income percentage	24.3%	24.0%	23.7%	24.0%

Earnings per Share:
GAAP income per share - Diluted	$0.83	$0.76	$2.49	$3.32
Adjustment to net income (as detailed above)	0.30	0.25	1.77	0.76
Non-GAAP earnings per share – diluted (10)	$1.13	$1.01	$4.26	$4.08

Adjusted EBITDA:
Non-GAAP net income	$254.7	$237.5	$970.3	$968.7
Interest expense, net	9.6	3.6	42.7	13.4
Provision for income taxes	57.0	58.5	227.6	238.4
Depreciation expense, not adjusted above	25.7	24.1	99.1	92.2
Adjusted EBITDA	$347.0	$323.7	$1,339.7	$1,312.7

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)
To reflect the fair value write-up of inventory sold during the period related to the Endomagnetics and Gynesonics acquisitions of $3.3 million and $4.0 million in the first and second quarters of fiscal 2025, respectively.

(3)
To reflect restructuring charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include severance, retention, and transfer costs as well as costs incurred to integrate acquisitions, including legal, tax and professional consulting services, and contract termination costs.

(4)
To reflect expenses with third parties related to acquisitions prior to when such transactions are completed. These expenses primarily comprise legal, consulting and due diligence fees. These expenses also include transaction bonuses.

(5)	To reflect the discrete tax benefit related to a worthless stock deduction on the investment in one of the Company's international subsidiaries.
(6)
To reflect a debt extinguishment loss for the prepayment of principal under the Credit Agreement in first quarter of fiscal 2024 as well as a debt extinguishment loss recorded in the fourth quarter of 2025 related to the refinancing of the 2021 Credit Agreement.

(7)	To reflect an adjustment to the estimated contingent consideration liability related to the Acessa Health acquisition, which was payable upon meeting defined revenue growth metrics.
(8)	To reflect non-cash unrealized gains and losses on the mark-to market on outstanding forward foreign currency contracts, for which the Company has elected to not designate for hedge accounting.
(9)	To reflect the net impact of income tax reserves from the expiration of the statute of limitations, and non-recurring income tax charges and benefits.
(10)
Non-GAAP earnings per share was calculated based on 225,730 and 227,573 weighted average diluted shares outstanding for the three and twelve months ended September 27, 2025, respectively, and 235,971 and 237,553 for the three and twelve months ended September 28, 2024, respectively.

(11)
To reflect the tax effects of Non-GAAP reconciling items, excluding specific income tax related items and the worthless stock deduction. Amounts are calculated using the effective tax rate in the jurisdiction to which the adjustment relates, and the overall effective tax rate was 18.29% and 19.00% for the three and twelve months ended September 27, 2025, respectively, and 19.75% for the three and twelve months ended September 28, 2024.

(12)	To reflect the write-off of inventory and charges for non-cancellable purchase orders related to a product line discontinuance in the Diagnostics division.
(13)
To reflect impairment charges related to the Acessa ($61.9 million), Bolder ($64.5 million), Mobidiag ($39.0 million), and Diagenode ($38.6 million) acquisitions recorded during the second quarter of fiscal 2025 and impairment charges related to BioZorb of $26.8 million and $13.7 million recorded during the second and third quarters, respectively, of fiscal 2024. This also includes an impairment charge for an in-process research and development intangible asset acquired in the Mobidiag acquisition recorded during the second quarters of fiscal 2024 ($4.3 million) and 2025 ($16.9 million) as well as the fourth quarter of fiscal 2025 ($5.0 million).

(14)	To reflect the purchase of an intangible asset to be used in a research and development project that has no future alternative use.
(15)	To reflect an aggregate charge of $22.4 million for the acceleration of unvested stock options in connection with the Gynesonics acquisition recorded in the second quarter of fiscal 2025.
(16)	To reflect amounts owed to the Company for a change in control provision related to a license agreement.
(17)
To reflect costs associated with the shutdown of the Manchester, England manufacturing location, which manufactures certain molecular diagnostics assays, primarily accelerated depreciation related to manufacturing equipment that will not be transferred to San Diego, and to a lesser extent, excess inventory charges. This does not include employee severance benefits, which are recorded within restructuring charges.

(18)	To reflect legal fees associated with the refinancing of the 2021 Credit Agreement that do not qualify for capitalization.
(19)	To reflect a one-time charge related to a divested subsidiary.

Adjusted Return on Invested Capital (ROIC) Reconciliation of Net Income to ROIC:

Trailing Twelve Months Ended September 27, 2025
Adjusted Net Operating Profit After Tax
GAAP net income	$565.7
Adjustments to GAAP net income	404.6
Non-GAAP net income	$970.3
Non-GAAP provision for income taxes	227.6
GAAP interest expense	117.1
Non-GAAP other income	(77.4)
Adjusted net operating profit before tax	$1,237.6
Non-GAAP average effective tax rate (1)	19.0%
Adjusted net operating profit after tax	$1,002.5

Average Net Debt plus Average Stockholders' Equity (2)
Average total debt	$2,521.3
Less: Average cash and cash equivalents	(2,059.8)
Average net debt	$461.5
Average stockholders' equity (3)	6,769.5
Average net debt plus average stockholders' equity	$7,231.0

Adjusted Return on Invested Capital	13.9%

(1) ROIC is presented on a TTM basis; non-GAAP effective tax rate for the trailing twelve-month period was 19.0%.

(2) Calculated using the average of the balances as of September 27, 2025 and September 28, 2024.

(3) For Adjusted ROIC, stockholder's equity is adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019, the impairment of intangible assets and equipment of $30.2 million in fiscal 2020, the impairment of intangible assets of $45.1 million in fiscal 2022, the impairment of intangible assets and equipment of $223.8 million in fiscal 2023, the impairment of an intangible asset of $4.3 million in the first quarter of fiscal 2024, $26.8 million in the second quarter of fiscal 2024, $13.7 million in the third quarter of fiscal 2024, the impairment of intangible assets of $220.9 million in the second quarter of fiscal 2025, and the impairment of an IPR&D asset of $5.0 million in the fourth quarter of fiscal 2025. The impact of the intangible asset impairment charges is reflected net of tax.

As of September 27, 2025
Net Leverage Ratio:

Total principal debt	$2,519.0
Total cash and cash equivalents	$(1,959.5)
Net principal debt	$559.5
Adjusted EBITDA for the last four quarters	$1,339.7
Net Leverage Ratio	0.4

Other Supplemental Information:
	Three Months Ended		Twelve Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Geographic Revenues
United States	74.7%	75.5%	74.3%	75.0%
Europe	14.0%	12.7%	14.5%	13.2%
Asia-Pacific	6.1%	6.7%	5.9%	6.5%
Rest of World	5.2%	5.1%	5.3%	5.3%
Total Revenues	100.0%	100.0%	100.0%	100.0%